Exhibit 15.3

Consent of Independent Public Accountants

To the Board of Directors of

KT Corporation:

We hereby consent to incorporation by reference in the registration statement on Form F-3 of KT Corporation (File no. 333-100251) of our report of independent accountants dated January 14, 2003, relating to the financial statements of KT ICOM Co., Limited which appears in the annual report for the fiscal year ended December 31, 2002 on Form 20-F of KT Corporation. We also consent to the reference to us under the headings “Experts” in such registration statement.

Samil PricewaterhouseCoopers (formerly Samil Accounting Corporation)

Seoul, Korea

June 25, 2004